Exhibit 4
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of June 8, 2011 by and between FIPA, LLC, a Florida Limited Liability Company (“Purchaser”), and Solidus Company, L.P., a Tennessee limited partnership (“Seller”).
     Seller owns One Hundred Twenty Thousand (120,000) shares (individually and collectively the “Shares”) of stock in J. Alexander’s Corporation (“the Company”); and
     Purchaser desires to purchase and Seller desires to sell the Shares as described below.
     The parties, intending to be legally bound, agree as follows:
     1. PURCHASE AND SALE OF SECURITIES.
          (a) Subject to the terms and conditions hereof, on the Closing Date (defined below) Seller shall sell to Purchaser and Purchaser shall purchase from Seller the Shares, for a total purchase price of Six Hundred Ninety-Three Thousand Six Hundred Forty Dollars ($693,600.00) (the “Purchase Price”).
          (b) Such sale and purchase shall be effected by Seller delivering to Purchaser duly executed certificates or evidence of delivery to the Company’s Transfer Agent of instructions for transfer of the Shares to Purchaser, in each case duly endorsed or with appropriate instruments of transfer attached (or otherwise in form sufficient for transfer), against delivery by Purchaser to Seller of the Purchase Price. The Purchase Price shall be paid by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing.
          (c) The closing of the sale and purchase referred to above shall take place on June 13, 2011 (the “Closing Date”), at the offices of Seller, or on such other date, and at such other place and time as the parties hereto shall mutually agree.
     2. REPRESENTATIONS AND WARRANTIES OF SELLER.
     Seller represents and warrants to Purchaser that:
          (a) It is duly organized under the laws of its jurisdiction of organization.
          (b) It has authorized the execution, delivery and performance of this Agreement, and each of the transactions contemplated hereby. No other action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
          (c) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over Seller is required for the execution, delivery or performance by Seller of its obligations hereunder, including without limitation the sale of the Shares.
          (d) It has good and marketable title to the Shares. The Shares will be transferred to Purchaser free and clear of any security interest, lien, claim or other encumbrance or any restriction on transfer, excluding any imposed by the Securities Act or any state securities laws.
     3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     Purchaser represents and warrants to Seller that:
          (a) It is duly organized under the laws of its jurisdiction.
          (b) It has authorized the execution, delivery and performance of this Agreement, and each of the transactions contemplated hereby. No other action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          (c) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over Purchaser is required for the execution, delivery or performance by Purchaser of its obligations hereunder, including without limitation the purchase of the Shares.
          (d) Purchaser understands that the Shares have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of Purchaser contained herein.
          (e) Purchaser understands that the Shares being acquired are “restricted securities” as such term is defined in Rule 144(a)(3) of the Securities Act.
          (f) Purchaser acknowledges that it has been provided access to the reports that the Company has filed with the Securities and Exchange Commission that are made available to the public and which contain material information about the Company as well as certain risk factors to be considered before acquiring the Shares. Purchaser further acknowledges that Purchaser, or Purchaser’s representative, has thoroughly read and evaluated and understands the same and understands the nature of the risks involved in investment in the Shares. Purchaser acknowledges that Seller makes no representation or warranty to Purchaser about the Company’s business, prospects, financial condition or otherwise.
          (g) Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and is a sophisticated investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement; Purchaser is able to bear the economic risk of its investment in the Company (including a complete loss of such investment).

          (h) Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available. Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Purchaser to Transfer any or all of the Shares, in the amounts, or at the time Purchaser might propose.
          (i) Purchaser is acquiring the Shares solely for its own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Shares. No other person has any right with respect to or interest in the Shares to be purchased by Purchaser, nor has Purchaser agreed to give any person any such interest or right in the future. Purchaser is not acquiring the Shares as part of a scheme to evade the registration requirements of the Securities Act.
     4. COVENANTS OF THE PARTIES.
          (a) Securities Act Restrictions. Purchaser acknowledges that the Shares may not be, and Purchaser agrees that they shall not be, sold except pursuant to an effective registration statement and compliance with applicable securities legislation or an exemption from such registration and applicable securities legislation under said statutes. Purchaser agrees that the following legends have been or will be placed on any certificate(s) or other document(s) evidencing the Shares reflecting the restrictions on transfer of the Shares described herein:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND/OR HAVE BEEN PURCHASED FROM OR ARE HELD BY A PERSON THAT MAY BE DEEMED AN AFFILIATE OF THE COMPANY UNDER APPLICABLE SECURITIES LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
          Purchaser agrees that such legends will be placed on any new certificate(s) or other document(s) issued upon presentment by Purchaser of certificate(s) or other document(s) for transfer, as permitted hereunder.
          Purchaser agrees that it will not, directly or indirectly, assign, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of the Shares) except in accordance with the registration provisions of the Securities Act or an exemption from such registration provisions, with any applicable state or other securities laws and with the terms of this Agreement or take any action that would restrict the availability of any securities exemption relied upon by Seller in connection with the sale of the Shares to Purchaser.

          (b) Further Assurances. From and after the Closing Date, Seller shall execute all certificates, instruments, documents or agreements and shall take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated hereby.
          (c) Best Efforts. Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including without limitation, making all required regulatory filings as promptly as practicable after the date hereof.
     5. INTERPRETATION OF THIS AGREEMENT.
          (a) Survival. The representations, warranties and covenants of Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date.
          (b) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:
          person: an individual, partnership, joint-stock company, corporation, trust, unincorporated organization, government or agency, any political subdivision thereof, or any other entity.
          Securities Act: the Securities Act of 1933, as amended.
          Transfer: any sale, assignment, pledge, hypothecation, or other disposition or encumbrance, whether or not for value.
          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to its conflicts of law principles.
          (d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.
          (e) Notices.
     (i) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:
(1)	if to Seller:

4015 Hillsboro Pike Suite 214 Nashville, Tennessee 37215
Attention: E. Townes Duncan Facsimile: (615) 665-3819

(2)	if to Purchaser:

2955 SE 3rd Court Ocala, FL 34471 Attention: Devaiah or Rahul Pagidipati Facsimile: (352) 622-7057
     or at such other address or facsimile number as such party may have furnished in writing to the other.
     (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.
          (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.
          (g) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Seller and Purchaser.
          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
[Signatures Appear on Following Page]

     The parties have executed this Agreement as of the date first above written.
Seller:
SOLIDUS COMPANY, L.P.

By:	Solidus General Partner, LLC
its General Partner

	By:	/s/ E. Townes Duncan
Name: E. Townes Duncan
Title: Chief Executive Officer
Purchaser:
FIPA, LLC (A Florida Limited Liability Company)

By:	/s/ Rahul Pagidipati
Name: Rahul Pagidipati
Title: Director